Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of October 30, 2000

by and between

CELLGATE TECHNOLOGIES, LLC
("SELLER")

and

U.S. WIRELESS DATA, INC.
("PURCHASER")

        This ASSET PURCHASE AGREEMENT dated as of October 30, 2000 is made and entered into by and between U.S. Wireless Data, Inc. a Delaware corporation (“Purchaser”), and Cellgate Technologies, LLC, a Delaware limited liability company (“Seller”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 14.01.

        WHEREAS, Seller is a provider of wireless IP (Internet Protocol) communication services for transaction processing in the financial services industry (the “Business”); and

        WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets of Seller and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller relating to the Business, all on the terms set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF ASSETS AND CLOSING

        1.01 Assets. (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, and subject to the provisions of Section 1.06, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under the following Assets and Properties of Seller used or held for use in connection with the Business, except as otherwise provided in Section 1.01(b), as the same shall exist on the Closing Date (collectively with any proceeds and awards referred to in Section 1.08, the “Assets”):

(i) Real Property. The leases and subleases of real property described in Section 1.01(a)(i) of the Disclosure Schedule as to which Seller is the lessee or sub lessee, together with any options to purchase the underlying property and leasehold improvements thereon, and all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the “Real Property Leases”);

(ii) Inventory. All inventories of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers’ premises on consignment, in each case, which are used or held for use by Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories (the “Inventory”);

(iii) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of Indebtedness and rights to receive payments arising out of sales occurring in the conduct of the Business, including any rights of Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the “Accounts Receivable”);

(iv) Tangible Personal Property. All furniture, fixtures, equipment, machinery and other tangible personal property (other than Inventory) owned by Seller used or held for use in the conduct of the Business at the locations at which the Business is conducted or at customers’ premises on consignment, or otherwise used or held for use by Seller in the conduct of the Business (including but not limited to the items listed in Section 1.01(a)(iv) of the Disclosure Schedule), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the “Tangible Personal Property”);

(v) Personal Property Leases. The leases of Tangible Personal Property described in Section 1.01(a)(v) of the Disclosure Schedule as to which Seller is the lessee or sub lessee, together with any options to purchase the underlying property (the “Personal Property Leases”);

(vi) Business Contracts. All Contracts (other than the Real Property Leases, the Personal Property Leases, and the Accounts Receivable) to which Seller is a party which are utilized in the conduct of the Business, including without limitation the AT&T License Agreements and any and all other Contracts relating to customers, service providers, suppliers, sales representatives, distributors, purchase orders and marketing arrangements (the “Business Contracts”);

(vii) Prepaid Expenses. All prepaid expenses relating to the Business, including but not limited to the items listed in Section 1.01(a)(vii) of the Disclosure Schedule (the “Prepaid Expenses”);

(viii) Intangible Personal Property. All Intellectual Property used or held for use in the conduct of the Business (including Seller’s goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets, including but not limited to the trade name Cellgate, the domain name CellGate.com and the AT&T License Agreements and any other items listed in Section 1.01(a)(viii) of the Disclosure Schedule (the “Intangible Personal Property”);

(ix) Licenses. All Licenses (including applications therefore) utilized in the conduct of the Business, including but not limited to the Licenses listed in Section 1.01(a)(ix) of the Disclosure Schedule (the “Business Licenses”);

(x) Security Deposits. All security deposits deposited by or on behalf of Seller as lessee or sub lessee under the Real Property Leases (the “Tenant Security Deposits”);

(xi) Books and Records. Copies of all Books and Records, except for minute books, membership unit certificates and books and membership unit transfer ledgers, used or held for use in the conduct of the Business or otherwise relating to the Assets (the “Business Books and Records”);

(xii) Other Assets and Properties. All other Assets and Properties of Seller used or held for use in connection with the Business except as otherwise provided in Section 1.01(b) (the “Other Assets”); and

(xiii) Cash. Cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents.

        (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of Seller (the “Excluded Assets”) shall be excluded from and shall not constitute Assets:

(i) Employee Benefit Plans. All assets owned or held by any Benefit Plans;

(ii) Tax Refunds. All refunds or credits, if any, of Taxes due to or from Seller;

(iii) Excluded Obligations. The rights of Seller in, to and under all Contracts of any nature, the obligations of Seller under which expressly are not assumed by Purchaser pursuant to Section 1.02; and

(iv) Seller's rights under this Agreement.

        1.02 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due such obligations of Seller arising in connection with the operation of the Business, as are expressly disclosed on the unaudited balance sheet and accompanying schedule of accounts payable and accrued liabilities of Seller as of September 30, 2000 plus trade payables and accrued liabilities incurred in the ordinary course of business after September 30, 2000 (provided that the aggregate amount of such post-September 30 trade payables and accrued liabilities assumed shall not exceed the sum of (i) $150,000 plus (ii) the amount of the trade payables and accrued liabilities as of September 30, 2000 which were paid off subsequent to September 30, 2000); including without limitation the obligations of Seller under the AT&T License Agreements and those additional liabilities disclosed in Section 1.02 of the Disclosure Schedule (the “Assumed Liabilities”). In addition, Purchaser agrees that it will assume and pay in full at Closing all of Seller’s obligations pursuant to that certain Promissory Note to AT&T Wireless Services, Inc. dated July 25, 2000 (the “AT&T Note”).

        (b) Retained Liabilities. Except for the Assumed Liabilities, Purchaser is not assuming by virtue of this Agreement or the transactions contemplated hereby, and shall have not liability for, any liabilities of Seller relating to the Business or otherwise (including, without limitation, the employment agreements (with Jeffrey C. Connelly, Daniel W. Coon, Terry R. Stoupa, Susan E. Koloske, Richard E. Hallowell, Charles G. Anderson, Peter M. Schiffer and Paul Levine),that certain Promissory Note to Matthew Bross dated June 1, 2000 (the "Bross Note"), or any other loans or payables to Affiliates of Seller or their related parties other than pursuant to the AT&T License Agreements and the AT&T Note as mentioned above) of any kind, character or description whatsoever (such unassumed liabilities, collectively, the “Retained Liabilities”).

        1.03 Purchase Price; Cash; Stock.

        (a) Purchase Price: The consideration furnished by the Purchaser to the Seller for the Assets shall consist of (a) One Million Dollars ($1,000,000) and (b) Five Hundred Sixty-Two Thousand Five Hundred (562,500) shares of the Purchaser’s common stock, no par value (the “Common Stock”) (the $1,000,000 and 562,500 shares of Common Stock shall collectively be referred to herein as the “Purchase Price”), which shall both be provided at the Closing by the Purchaser in the manner provided in Section 1.03(c).

        (b) Price Adjustment. If the average of the Closing Price of the Common Stock for the 20 consecutive trading days ending with the trading day immediately preceding the date one year after the Closing Date (the “Anniversary Date”) is less than $16.00 per share as adjusted for any stock splits, stock dividends or similar events, then Purchaser shall pay to Seller, as part of the Purchase Price hereunder and in addition to the amounts payable under Section 1.03(a), an amount (the “Adjustment Amount”) equal to: (i) the number of Remaining Shares multiplied by (ii) the amount, if any, not to exceed $10.00, by which such average Closing Price is less than $16.00. No less than 50% of the Adjustment Amount shall be paid in cash, and the balance shall be paid, at the Purchaser’s option, in cash or in shares of Common Stock having a value, based on such average Closing Price (provided that such average Closing Price for such purposes shall not be less than $6.00 per share), equal to the amount of such balance not paid in cash. Such payment shall be made within fifteen (15) business days after the Anniversary Date.

        During the period prior to the Anniversary Date, Purchaser shall have the option, exercisable at any time and from time to time by two business days prior written notice, to purchase all or a portion of the Remaining Shares at a price of $32.00 per share (subject to adjustment for stock splits, stock dividends, and similar events), payable in cash.

        As used above, “Remaining Shares” shall mean all shares of Common Stock that are (i) acquired by Seller hereunder, and (ii) held by Seller on the Anniversary Date, provided, however, that “Remaining Shares” shall be deemed to include any such shares transferred from the Seller to any of its Members, from a Member of Seller to another Member of Seller, or from Seller or a Member to any Control Affiliate of a Member, provided that such Person agrees in writing to be bound by the lock-up and indemnity provisions of Sections 2.02 and Article XII, respectively. Notwithstanding the foregoing, “Remaining Shares” shall not include shares which were both (i) registered for resale pursuant to an effective registration statement under the Securities Act, (ii) free of the lock-up provision of Section 2.02 (either pursuant to the passage of time pursuant to Section 2.02 or because such lock-up was waived in writing delivered to Seller by Purchaser) if, at any time after both conditions (i) and (ii) are met, the average Closing Price for the Common Stock for any 20 consecutive trading days is at least $16.00 per share (as adjusted for stock dividends, stock splits and similar events) and the average weekly trading volume for such period is at least 140,000 shares of Common Stock, whether or not such shares are sold.

        All share and per share amounts in this Section shall be appropriately adjusted for stock splits, stock dividends and similar events occurring after the date hereof, and, in the event of a merger in which Purchaser is not the surviving entity or a sale of all or substantially all of the assets of Purchaser, the “Closing Price” for purposes of this Section shall be deemed to be the value, as of the Anniversary Date, of the stock or other securities into which each Remaining Share is exchangeable, or the cash, securities or other property paid in connection with such merger or sale.

        (c) Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to Seller as follows:

(i) at the Closing, $1,000,000 by certified check or wire transfer of immediately available funds;

(ii) at the Closing, Certificates in the name of the Seller (the “Stock Certificates”), containing legends reflecting the lock-up provisions hereof and the restrictions on transfer under the Securities Act, representing 562,500 shares of Common Stock of the Purchaser.

        1.04 Closing.

        (a) The Closing will take place by teleconference, at 10:00 A.M. (New York time), on the Closing Date. At the Closing, Purchaser will pay the Purchase Price as described in Section 1.03(c). Simultaneously, (a) Seller will assign and transfer to Purchaser good and valid title in and to the Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (i) a General Assignment and Bill of Sale substantially in the form of Exhibit B hereto (the “General Assignment”), duly executed by Seller, (ii) an assignment of the Intellectual Property in form and substance reasonably satisfactory to Purchaser, and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser’s counsel, as shall be effective to vest in Purchaser good title to the Assets (the General Assignment and the other instruments referred to in clauses (ii) and (iii) being collectively referred to herein as the “Assignment Instruments”), and (b) Purchaser will assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement substantially in the form of Exhibit C hereto (the “Assumption Agreement”), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller’s counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.02 of the Disclosure Schedule (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the “Assumption Instruments”). At the Closing, there shall also be delivered to Seller and Purchaser the opinions, certificates and other contracts, documents and instruments required to be delivered under Articles VII and VIII.

        (b) At the Closing, Seller shall satisfy, out of the proceeds of the Purchase Price, the full amount of the Bross Note.

        1.05 Further Assurances. (a) At any time or from time to time after the Closing, at the other party’s request and without further consideration, each party shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and assumption, and confirmation, provide such materials and information and take such other actions as the requesting party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to all of the Assets and assumption of all of the Assumed Liabilities, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Business and the Assets and to assist Purchaser in exercising all rights and satisfying all obligations with respect thereto.

        (b) Effective on the Closing Date, but subject to the provisions of Section 12.02 (which provisions will control in the event of a conflict herewith), Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Actions or Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

        1.06 Third-Party Consents. To the extent that any Real Property Lease, Personal Property Lease, Business Contract, Intangible Personal Property or Business License is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller shall use its best efforts to obtain the consent of such other party to the assignment of any such Business Contract or Business License to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Business Contract or Business License, including enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation pursuant to Section 1.02 or otherwise with respect to any such Business Contract or Business License. The provisions of this Section 1.06 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 7.06 has not been fulfilled.

        1.07 Insurance Proceeds. If any of the Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be an Asset. At the Closing, Seller shall pay to Purchaser any such insurance proceeds or condemnation awards received by it on or prior to the Closing and shall assign to or assert for the benefit of Purchaser all of its rights against any insurance companies, Governmental or Regulatory Authorities and others with respect to such damage, destruction or condemnation. As and to the extent that there is available insurance under policies maintained by Seller and its Affiliates, predecessors and successors in respect of any Assumed Liability, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, Seller shall cause such insurance to be applied toward the payment of such Assumed Liability. The provisions of this Section 1.08 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 7.01 has not been fulfilled.

ARTICLE II

REGISTRATION RIGHTS AND LOCK-UP PERIOD

        2.01 Registration Rights. After March 31, 2001 (or on such earlier date as holders of the shares of Series C Preferred Stock are permitted to sell, transfer, or otherwise dispose of any of their shares of Series C Preferred Stock pursuant to the Series C Subscription Agreement), and unless Purchaser has already included the 562,500 shares of Common Stock issued to Seller hereunder (the “Registrable Securities”) in an effective registration statement at such time, Seller may demand that Purchaser file a registration statement with respect to the Registrable Securities upon written notice to Purchaser. In such case, Purchaser shall use its best efforts and shall take all steps necessary, as expeditiously and promptly as reasonably possible, and at its sole cost and expense (except for fees of counsel retained by Seller in connection therewith and any transfer taxes or underwriting discounts or commissions) to cause the registration of the Registrable Securities to become effective and to remain effective until the Anniversary Date. In connection with such registration, Purchaser and Seller (and any other holder of shares of Registrable Securities) agree to enter into indemnification and other standard provisions relating to registration rights comparable to those set forth in the Series C Subscription Agreement. Purchaser’s obligation under this Section shall be limited to one demand.

        2.02 Lock-Up Period. During the period commencing on the Closing Date and ending on May 30, 2001, neither Seller nor any Member of Seller shall, without the written consent of Purchaser, sell, transfer or otherwise dispose of any shares of Common Stock acquired under this Agreement, except (a) to a Member of Seller or to a Control Affiliate of a Member, provided such person agrees in writing to be bound by this Section 2.02 and the indemnity provisions of Article XII, and (b) to the extent that the holders of shares of the Series C Preferred Stock are permitted to sell, transfer or dispose of their shares of Series C Preferred Stock pursuant to the Series C Subscription Agreement. Notwithstanding the foregoing, if at least 50% of the shares of Common Stock acquired hereunder have not become free of this Section 2.02 by April 30, 2001, a number of shares of Common Stock equal to the difference between 50% and the number of shares which had theretofore become free of this Section 2.02 shall become free of this Section 2.02 on April 30, 2001.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Purchaser, as of the date hereof, as follows:

        3.01 Organization of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Assets.

        3.02 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets. The execution and delivery by Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the Members of Seller in accordance with provisions of its Certificate of Formation and Operating Agreement, no other action on the part of Seller or its Members being necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

        3.03 No Conflicts. The execution and delivery by Seller of this Agreement do not, and the execution and delivery by Seller of the Operative Agreements to which it is a party, the performance by Seller of its obligations under this Agreement and such Operative Agreements, and the consummation of the transactions contemplated hereby and thereby will not:

        (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter documents) of Seller;

        (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.04 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller or any of its Assets and Properties; or

        (c) except as disclosed in Section 3.03(c) of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under, any Contract or License to which Seller is a party or by which any of its Assets and Properties is bound.

        3.04 Governmental Approvals and Filings. Except for the approval of the Office of Thrift Supervisor and except as disclosed in Section 3.04 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

        3.05 Books and Records. Except as set forth in Section 3.05 of the Disclosure Schedule, none of the Business Books and Records is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of one or more Employees.

        3.06 Financial Statements. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the following financial statements:

        (a) the audited balance sheets and statements of operations and cash flows of the Business as of December 31, 1999 or for the period then ended, and a letter from Seller’s independent auditors with respect to the results of such audit; and

        (b) the unaudited balance sheets and statements of operations and cash flows and accompanying schedule of accounts payable and accrued liabilities of the Business as of September 30, 2000 or for the period then ended.

Except as set forth in the notes thereto and as disclosed in Section 3.06 of the Disclosure Schedule, all such financial statements (i) were prepared from the Books and Records of Seller in accordance with GAAP, (ii) fairly present the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby, and (iii) were compiled from Business Books and Records regularly maintained by management and used to prepare the audited financial statements of Seller in accordance with the principles stated therein. Seller has maintained the Business Books and Records in a manner sufficient to permit the preparation of audited financial statements in accordance with GAAP, the Business Books and Records fairly reflect, in all material respects, the income, expenses, assets and liabilities of the Business and the Business Books and Records provided a fair and accurate basis for the preparation of the Financial Statements delivered to Purchaser in accordance with this Section.

        3.07 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since September 30, 2000 there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Condition of the Business. Without limiting the foregoing, except as disclosed in Section 3.07 of the Disclosure Schedule, there has not occurred, between August 31, 2000 and the date hereof, any of the following:

(i) (x) any increase in the salary, wages or other compensation of any Employee whose annual salary is, or after giving effect to such change would be, $30,000 or more; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan or any employment-related Contract or other compensation arrangement with or for Employees or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan or any employment-related Contract or other compensation arrangement with or for Employees; or (z) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which Seller reasonably believed to be the least costly was chosen;

(ii) (A) incurrences by Seller of Indebtedness with respect to the conduct of the Business in an aggregate principal amount exceeding $5,000 (net of any amounts discharged during such period and net of any loans made by Purchaser), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Seller under, any Indebtedness of or owing to Seller with respect to the conduct of the Business;

(iii) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of Seller used or held for use in the conduct of the Business in an aggregate amount exceeding $5,000;

(iv) any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Business or (B) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or Tax purposes;

(v) (A) any acquisition or disposition of any Assets and Properties used or held for use in the conduct of the Business, other than Inventory in the ordinary course of business consistent with past practice and other acquisitions or dispositions not exceeding in either case $5,000 in the aggregate; or (B) any creation or incurrence of a Lien, other than a Permitted Lien, on any Assets and Properties used or held in the conduct of the Business;

(vi) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 3.16(a) or (B) any License disclosed in Section 1.01(a)(ix) of the Disclosure Schedule;

(vii) capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets in an aggregate amount exceeding $5,000;

(viii) any transaction with any officer, director, Affiliate or Associate of Seller or any Associate of any such officer, director or Affiliate outside the ordinary course of business consistent with past practice;

(ix) any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

(x) any other transaction involving the Business or the Assets outside the ordinary course of business consistent with past practice.

        3.08 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in the Financial Statements or in the notes thereto or as disclosed in Section 3.08 of the Disclosure Schedule or any other Section of the Disclosure Schedule, there are no Liabilities against, relating to or affecting the Business or any of the Assets, other than Liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the Condition of the Business.

        3.09 Taxes.

        (a) Seller has timely filed or will timely file all Tax Returns required by Law to be filed on or before the Closing Date or with respect to any taxable year ending on or prior to, or including, the Closing Date. All such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct and complete in all respects and (iii) accurately reflect the liability for Taxes of Seller. Seller has paid or, where payment is not yet required to be made, has set up an adequate accrual for the payment of, all Taxes shown to be due on such Tax Returns, and all assessments of Tax made against Seller with respect to such Tax Returns have been paid when due and no adjustment relating to any such Tax Return has been proposed in writing and served on Seller. Except as disclosed in Section 3.09 of the Disclosure Schedule, no deficiencies for any Taxes have been asserted or assessed against Seller. Seller has not received any written notice that any of the Seller’s Tax Returns are currently being audited by the Internal Revenue Service or any state, local or foreign authorities.

        (b) Seller has complied, and until the Closing Date will comply, in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding and reporting requirements under Codess.ss.1441 through 1446, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and has, within the time and manner provided by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

        (c) Except as set forth in Section 3.09 of the Disclosure Schedule, there are no Liens for Taxes upon the Assets except Liens for Taxes not yet due.

        3.10 Legal Proceedings.

        (a) Except as disclosed in Section 3.10 of the Disclosure Schedule there are no Actions or Proceedings pending or threatened against, relating to or affecting Seller with respect to the Business or any of its Assets and Properties;

        (b) To the knowledge of Seller, there are no facts or circumstances that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

        (c) There are no Orders outstanding against Seller with respect to the Business.

Prior to the execution of this Agreement, Seller has delivered to Purchaser all responses of counsel to auditors’ requests for information delivered in connection with the Financial Statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Business.

        3.11 Compliance With Laws and Orders. Except as disclosed in Section 3.11 of the Disclosure Schedule, Seller is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Business or the Assets.

        3.12 Benefit Plans; ERISA. (a) Section 3.12(a) of the Disclosure Schedule (i) contains a true and complete list and description of each of the Benefit Plans, (ii) identifies each of the Benefit Plans that is a Qualified Plan, (iii) identifies each Benefit Plan which at any time during the five-year period preceding the date of this Agreement was a Defined Benefit Plan and (iv) lists, describes and identifies each other Plan maintained, established, sponsored or contributed to by an ERISA Affiliate, or any predecessor thereof, which, during the five-year period preceding the date of this Agreement, was at any time a Defined Benefit Plan. Seller has not scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to Employees or requested or demanded by Employees under circumstances which make it reasonable to expect that such increases will be granted. Except as disclosed in Section 3.12(a) of the Disclosure Schedule, no loan is outstanding between Seller and any Employee.

        (b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, Seller does not maintain nor is it obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retired or other terminated Employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        (c) Except as set forth in Section 3.12(c) of the Disclosure Schedule, each Benefit Plan covers only Employees (or former Employees or beneficiaries with respect to service with Seller in connection with the Business), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

        (d) Neither Seller, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to, on behalf of any Employee, any “multiemployer plan”, as that term is defined in Section 4001 of ERISA.

        (e) Each of the Benefit Plans is, and its administration is and has been since inception, in all material respects in compliance with, and Seller has not received any claim or notice that any such Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transactions exemptions, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964. Each Qualified Plan is qualified under Section 401(a) of the Code, and, if applicable, complies with the requirements of Section 401(k) of the Code. Each Benefit Plan which is intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other Tax benefits complies with the requirements of the applicable provisions of the Code or other Laws required in order to provide such Tax benefits.

        (f) Seller is not in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by Seller to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with GAAP. There are no material outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

        (g) No event has occurred, and there exists no condition or set of circumstances in connection with any Benefit Plan, under which Seller, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

        (h) No transaction contemplated by this Agreement will result in liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Purchaser or any corporation or organization controlled by or under common control with Purchaser within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to Purchaser or any such corporation or organization. No “reportable event” within the meaning of Section 4043 of ERISA has occurred with respect to any Defined Benefit Plans. No termination re-establishment or spin-off re-establishment transaction has occurred with respect to any Subject Defined Benefit Plan. No Subject Defined Benefit Plan has incurred any accumulated funding deficiency whether or not waived. No filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Benefit Plan which is a Pension Benefit Plan.

        (i) Except as disclosed in Section 3.12(i) of the Disclosure Schedule, no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement.

        (j) There are no pending or threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in liability on the part of Purchaser or any fiduciary of any such Benefit Plan, nor, to the knowledge of Seller, is there any basis for such a claim.

        (k) No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

        (l) Complete and correct copies of the following documents have been furnished to Purchaser prior to the execution of this Agreement:

(i) the Benefit Plans and any predecessor plans referred to therein, any related trust agreements, and service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto; and

(ii) current summary Plan descriptions of each Benefit Plan subject to ERISA, and any similar descriptions of all other plans.

        (m) No Employee is entitled to more than forty-five (45) days of severance payments as a result of any termination.

        3.13 Real Property. (a) Seller owns no real property. Section 1.01(a)(i) of the Disclosure Schedule contains a true and correct list of each parcel of real property leased by Seller and used or held for use in connection with the Business. Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Real Property Leases for the full term thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and to the knowledge of Seller and of each other Person that is a party thereto. Except as set forth in Section 3.13 of the Disclosure Schedule, there is not to the Seller’s knowledge, and Seller has not received any notice of, any default or any condition or event which after notice or lapse of time or both, would constitute a default thereunder. Seller does not owe any brokerage commissions with respect to any such leased space. The expiration date of the Real Property Lease disclosed in Section 1.01(a)(i) of the Disclosure Schedule is January 28, 2001, and such Real Property Lease has not been modified, amended or extended. No notice or other action is required by Seller for such Real Property Lease to expire on January 28, 2001. Seller has delivered to Purchaser prior to the execution of this Agreement true and complete copies of all Real Property Leases (including any amendments and renewal letters).

        3.14 Tangible Personal Property. Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property, which includes all tangible personal property reflected on the balance sheet included in the Financial Statements and tangible personal property acquired since the Financial Statement Date other than tangible personal property disposed of since such date in the ordinary course of business consistent with past practice. All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 3.14 of the Disclosure Schedule, and is in good working order and condition, ordinary wear and tear excepted.

        3.15 Intellectual Property Rights. Seller has interests in or uses only the Intellectual Property disclosed in Section 1.01(a)(viii) of the Disclosure Schedule in connection with the conduct of the Business, each of which Seller either has all right, title and interest in or a valid and binding rights under Contract to use. No other Intellectual Property is used or necessary in the conduct of the Business. Except as disclosed in Section 3.15 of the Disclosure Schedule, (i) Seller has the exclusive right to use the Intellectual Property disclosed in Section 1.01(a)(viii) of the Disclosure Schedule, (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by Seller to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by Seller in respect of such Intellectual Property, (iv) Seller has delivered to Purchaser prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, (v) Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets in respect of the Business, (vi) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use such Intellectual Property and (vii) to Seller’s knowledge, no such Intellectual Property is being infringed by any other Person. Seller has not received notice that Seller is infringing any Intellectual Property of any other Person in connection with the conduct of the Business, no claim is pending or has been made to such effect that has not been resolved and Seller is not infringing any Intellectual Property of any other Person in connection with the conduct of the Business.

        3.16 Contracts. (a) Section 3.16(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts (true and complete copies or, if oral Contracts, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered to Purchaser prior to the execution of this Agreement) to which Seller is a party or by which any of the Assets is bound:

(i) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee, the name, position and rate of compensation of each Employee party to such a Contract and the expiration date of each such Contract;

(ii) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of Seller to engage in any business activity or compete with any Person in connection with the Business or prohibiting or materially limiting the ability of any Person to compete with Seller in connection with the Business;

(iii) all material partnership, joint venture, shareholders’, members’ or other similar Contracts with any Person in connection with the Business;

(iv) all Contracts with distributors, dealers, manufacturers, manufacturer’s representatives, sales agencies or franchises with whom Seller deals in connection with the Business which in any case involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Seller of more than $5,000 annually;

(v) all Contracts relating to the future disposition or acquisition of any Assets individually or in the aggregate material to the Condition of the Business, other than dispositions or acquisitions of Inventory in the ordinary course of business;

(vi) all collective bargaining or similar labor Contracts covering any Employee;

(vii) all Contracts under which Seller has or has granted the right to use Intellectual Property; and

(viii) all other Contracts (other than Benefit Plans, the Real Property Leases and insurance policies listed in Section 3.16 of the Disclosure Schedule) with respect to the Business that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller of more than $5,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to Seller.

        (b) Each Contract required to be disclosed in Section 3.16(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Seller and, to the knowledge of Seller, of each other party thereto; and except as disclosed in Section 3.16(b) of the Disclosure Schedule neither Seller nor, to the knowledge of Seller, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the Condition of the Business.

        (c) Except as disclosed in Section 3.16(c) of the Disclosure Schedule, Seller has made all payments required to be made by it under such Contracts through the date hereof and will have made all such payments through the Closing Date.

        (d) Each of the Contracts between Seller and its customers have been provided to Purchaser.

        3.17 Licenses. Section 1.01(a)(ix) of the Disclosure Schedule contains a true and complete list of all Licenses used or held for use in and individually or in the aggregate with other such Licenses material to the Condition of the Business (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Section 3.17 of the Disclosure Schedule:

(i) Seller owns or validly holds all such Licenses;

(ii) each Business License is valid, binding and in full force and effect; and

(iii) to the knowledge of Seller, Seller is not in default (or with the giving of notice or lapse of time or both, would be in default) under any Business License in any material respect.

        3.18 Insurance. Section 3.18 of the Disclosure Schedule contains a true and complete list of all insurance policies currently in effect that insure the Business, the Employees or the Assets. Each such insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and Seller has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect.

        3.19 Affiliate Transactions. Except as disclosed in Section 3.19 of the Disclosure Schedule, (i) no officer, director, Affiliate or Associate of Seller or any Associate of any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business which are individually or in the aggregate material to the Condition of the Business, and (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such officer, director, Affiliate or Associate which are individually or in the aggregate material to the Condition of the Business. Except as disclosed in Section 3.19 of the Disclosure Schedule, each of the transactions listed in Section 3.19 of the Disclosure Schedule is engaged in on an arm’s-length basis.

        3.20 Labor Relations. Except as disclosed in Section 3.20 of the Disclosure Schedule, no Employee is presently a member of a collective bargaining unit and, to the Knowledge of Seller, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of employees of Seller engaged in the Business. Within the past five (5) years, there has been no work stoppage, strike or other concerted action by the Employees which materially adversely affected the Condition of the Business.

        3.21 Environmental Matters. (a) Seller has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the Business or the Assets, except where the failure to obtain any such License could not reasonably be expected to be, individually or in the aggregate with other such failures, materially adverse to the Condition of the Business. Each such License is in full force and effect, and Seller is in compliance with the terms and conditions of all such Licenses and with any applicable Environmental Law, except where the failure to be in compliance could not reasonably be expected to be, individually or in the aggregate with other such failures, materially adverse to the Condition of the Business.

        (b) Except as disclosed in Section 3.21(b) of the Disclosure Schedule, no oral or written notification of a Release of a Hazardous Material in connection with the operation of the Business has been filed by or on behalf of Seller, and, to Seller’s knowledge, no site or facility now or previously owned, operated, or leased by Seller on any of the real property subject to the Real Property Leases is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

        (c) To Seller’s knowledge, except as disclosed in Section 3.21 of the Disclosure Schedule, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, Seller in relation to any site or facility now or previously owned, operated or leased by Seller on any of the real property subject to the Real Property Leases.

        3.22 Entire Business. The sale of the Assets by Seller to Purchaser and the assumption by Purchaser of the Assumed Liabilities pursuant to this Agreement will effectively convey to Purchaser the entire Business and all of the tangible and intangible property used by Seller (whether owned, leased or held under license by Seller, by any of Seller’s Affiliates or Associates or by others) in connection with the conduct of the Business as heretofore conducted by Seller (except for the Excluded Assets) including, without limitation, all tangible Assets and Properties of Seller reflected in the balance sheet included in the Financial Statements and Assets and Properties acquired since the Financial Statement Date in the conduct of the Business, other than the Excluded Assets and Assets and Properties disposed of since such date, consistent with Section 3.07(v) Except as disclosed in Section 3.22 of the Disclosure Schedule, there are no shared facilities or services which are used in connection with any business or other operations of Seller or any of Seller’s Affiliates or Associates other than the Business. The Seller does not conduct any business other than the Business.

        3.23 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller (except for Wydown Capital, whose fees will be paid by Seller) in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment. Seller hereby indemnifies and holds harmless Purchaser and the Purchaser Indemnified Parties from and against any and all claims, demands, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) with respect to any such finder’s fee, brokerage commission or similar payment.

        3.24 Investment Representations and Warranties. Seller understands and acknowledges that the Common Stock to be sold, transferred and assigned to it hereunder has not been and will not be registered under the Securities Act and is being issued and delivered hereunder pursuant to an exemption from the registration requirements of Section 5 of the Securities Act inasmuch as the issuance of such shares involves a transaction by an issuer not involving a public offering and that reliance upon such exemption is predicated in part upon the following representations and warranties of Seller:

        (a) Seller is acquiring the Common Stock for investment purposes only, for its own account, not with any view to, or in connection with any distribution other than to its Members or public offering thereof within the meaning of the Securities Act.

        (b) Seller understands that the Common Stock has not been registered under the Securities Act or any state securities law by reason of its issuance in a transaction which is exempt from the registration requirements of the Securities Act and such laws and the Common Stock must be held indefinitely unless it is subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration under the applicable provisions of the Securities Act and such laws.

        (c) Seller has sufficient knowledge and expertise in business and financial matters so as to enable it to analyze and evaluate the merits and risks of acquiring the Common Stock pursuant to the terms of this Agreement and is able to bear the economic risk of such acquisition, including a complete loss of its investment in the Common Stock.

        (d) Seller acknowledges that it has made detailed inquiries concerning the Purchaser and its business and that the officers of the Purchaser have made available to the Seller any and all written information which it has requested and have answered to Seller’s satisfaction all inquiries made by Seller.

        (e) The transactions provided for in this Agreement with respect to the Common Stock are not part of any pre-existing plan or arrangement for, and there is no agreement or other understanding with respect to, the distribution by Seller of any of the Common Stock other than to its Members.

        (f) Notwithstanding the foregoing, Seller intends, ultimately, to distribute the Common Stock to its Members in a transaction or series of transactions exempt from registration under the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

        4.01 Valid Execution. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

        4.02 Financing. On the Closing Date, Purchaser will have sufficient funds immediately available to pay the cash portion of the Purchase Price then due in accordance with Section 1.03.

        4.03 Capitalization. As of the date hereof, the authorized capital stock of Purchaser consists of 225,000,000 shares, of which 200,000,000 shares are Common Stock and 25,000,000 are Preferred Stock. Of such authorized shares, as of the date hereof, there are issued and outstanding 9,528,277 shares of Common Stock and 5,586,600 shares of Series C Preferred Stock, and no other capital stock of Purchaser is issued or outstanding. All issued and outstanding shares of Common Stock are duly authorized, validly issued and outstanding, fully paid and non-assessable and were issued free of preemptive rights in compliance with applicable corporate and securities Laws. Except as set forth in the Securities Filings (as defined below) or in Section 4.03 of the Disclosure Schedule, as of the date hereof, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of Purchaser, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as disclosed in the Securities Filings, there are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Purchaser or the ownership thereof other than those imposed by the Securities Act, the Securities Exchange Act, applicable state securities Laws or applicable corporate Law.

        4.04 Securities Filings. Purchaser has made available to Seller or to the public generally true and complete copies of (i) its Annual Report on Form 10-K, as amended, for the year ended June 30, 2000, as filed with the SEC, (ii) its proxy statements relating to the meetings of shareholders of Purchaser on September 7, 2000 and December 12, 2000, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q) filed by Purchaser with the SEC since September 30, 1999. The reports and statements set forth in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively herein as the “Securities Filings.” As of their respective dates, none of the Securities Filings contained or will contain any untrue statement of a material fact, or omitted or will omit a material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Securities Filings complied or will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. There is no Action or Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan or otherwise relating to Purchaser or any of its subsidiaries or the securities of any of them, or any properties or rights of Purchaser or any of its subsidiaries or any Benefit Plan which is required to be described in any Securities Filing that is not so described. As of the date hereof, no event has occurred as a consequence of which Purchaser would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Purchaser with the SEC after the date hereof shall be provided to Seller on the date of such filing.

        4.05 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

        (a) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 4.05(a) of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any of such Operative Agreements); or

        (b) except as disclosed in Section 4.05(b) of the Disclosure Schedule, or as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated hereby or by any such Operative Agreements or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

        4.06 Governmental Approvals and Filings. Except as disclosed in Section 4.06 of the Disclosure Schedule and except for actions required to effect any registration of shares of Common Stock pursuant to Section 2.01, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or any of such Operative Agreements or to perform its obligations hereunder or thereunder.

        4.07 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

        4.08 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment. Purchaser hereby indemnifies and holds harmless Seller and the Seller Indemnified Parties from and against any and all claims, demands, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) with respect to any such finder’s fee, brokerage commission or similar payment.

        4.09 The Shares. The shares of Common Stock to be delivered pursuant to Section 1.03 will, upon issuance pursuant to this Agreement, be duly authorized, validly issued, fully paid and non-assessable, and free of liens and restrictions on transfer other than those imposed by the bylaws of Purchaser, applicable securities Laws, and this Agreement.

ARTICLE V

COVENANTS OF SELLER

        Seller covenants and agrees with Purchaser that, at all times from and after the date hereof, Seller will comply with all covenants and provisions of this Article V, except to the extent Purchaser may otherwise consent in writing.

        5.01 Regulatory and Other Approvals. Seller will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Sections 3.03 and 3.04 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

        5.02 Due Diligence Investigation by Purchaser. Seller shall (i) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (collectively, “Representatives”) with full access, upon reasonable prior notice and during normal business hours, to the Employees and such other officers, employees and agents of Seller who have any responsibility for the conduct of the Business, to Seller’s accountants and to the Assets and (ii) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Business Contracts, Business Licenses, Benefit Plans and other Business Books and Records) concerning the Business, the Assets and the Assumed Liabilities as Purchaser or any of such other Persons reasonably may request in connection with such investigation, except that Purchaser and its Representatives shall not contact any employee (other than Jeff Connelly, Paul Levine, Dan Coon, Greg Andersen, and Terry Stoupa), customer, or supplier of Seller without its prior written consent (which shall not be unreasonably withheld). Notwithstanding the above, Seller has given permission to Purchaser to directly contact and discuss the transaction envisioned herein with AT&T Wireless, Hypercom, Linkpoint, First Data Corporation, Lipman USA, Williams, Tellus, Varilease and IXL.

        5.03 No Solicitations. Seller shall not take, nor will it permit any Affiliate of Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Business or permitting access to the Assets and Properties and Books and Records of Seller) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Business or any Business Combination other than Purchaser or its Affiliates. The covenants contained in this Section 5.03 shall expire on the earlier of the termination of this Agreement or the Closing Date.

        5.04 Conduct of Business. Seller will operate the Business only in the ordinary course. Without limiting the generality of the foregoing, Seller will use commercially reasonable efforts, to the extent the officers of Seller believe such action to be in the best interest of the Business, to (a) preserve intact the present business organization and reputation of the Business in all material respects, (b) keep available (subject to dismissals and retirements in the ordinary course of business) the services of key Employees, (c) maintain the Assets in good working order and condition, ordinary wear and tear excepted and (d) maintain the good will of key customers, suppliers, lenders and other Persons with whom Seller otherwise has significant business relationships in connection with the Business.

        5.05 Financial Statements and Reports. As promptly as practicable, Seller shall deliver to Purchaser true and complete copies of all such financial statements, reports and analyses relating to the Business as may be prepared or received by Seller or its accountants.

        5.06 Certain Restrictions. Seller will refrain from:

        (a) other than in the ordinary course of business, acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties used or held for use in connection with the Business and individually or in the aggregate with other such Assets and Properties material to the Condition of the Business;

        (b) other than in the ordinary course of business, entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Business Contract or any Business License material to the Condition of the Business;

        (c) other than in the ordinary course of business, incurring, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right under, any Liability of or owing to Seller in connection with the Business in an aggregate principal amount exceeding $5,000;

        (d) engaging with any Person in any Business Combination;

        (e) engaging in any transaction individually or in the aggregate with other such transactions material to the Condition of the Business with any officer, director, Affiliate or Associate of Seller, or any Associate of any such officer, director or Affiliate, outside the ordinary course of business;

        (f) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Business in an aggregate amount exceeding $5,000; or

        (g) entering into any Contract to do or engage in any of the foregoing.

        5.07 Security Deposits. Seller will take all commercially reasonable steps necessary to transfer to Purchaser on the Closing Date all of Seller’s right, title and interest in and to the Tenant Security Deposits and the Landlord Security Deposits.

        5.08 Delivery of Books and Records, etc.; Removal of Property. (a) On the Closing Date, Seller will take all commercially reasonable steps to deliver or make available to Purchaser at the locations at which the Business is conducted copies of all of the Business Books and Records and such other Assets as are in Seller’s possession at other locations, and if at any time after the Closing Seller discovers in its possession or under its control any other Business Books and Records or other Assets, it will forthwith deliver copies of such Business Books and Records or other Assets to Purchaser.

        (b) On or prior to the Closing Date, Seller shall remove all Assets and Properties not being sold to Purchaser hereunder (including, without limitation, all Machinery and equipment that is obsolete or unusable) from the real property leased by Seller. Such removal shall be at the sole cost and risk of Seller, including risk of loss and damage to such Assets and Properties.

        5.09 Noncompetition. (a) Seller shall, for a period of one (1) year from and after the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates:

(i) employing, engaging or seeking to employ or engage any Person who within the prior six (6) months had been an employee of Purchaser or any of its Affiliates engaged in the Business, unless such employee (A) resigns voluntarily (without any solicitation from Seller or any of its Affiliates) or (B) is terminated by Purchaser or any of its Affiliates after the Closing Date;

(ii) causing or attempting to cause (A) any client, customer or supplier of the Business to terminate or materially reduce its business with Purchaser or any of its Affiliates or (B) any officer, employee or consultant of Purchaser or any of its Affiliates engaged in the Business to resign or sever a relationship with Purchaser or any of its Affiliates;

(iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Business or any client, customer or supplier of the Business; or

(iv) participating or engaging in (other than through the ownership of 5% or less of any class of securities registered under the Exchange Act), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business which comprised the Business on the Closing Date in the United States of America.

        (b) The parties hereto recognize that the Laws and public policies of the various states of the United States of America may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

        (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

        5.10 Liquidation; Distributions. For a period of at least thirteen (13) months from and after the Closing Date, Seller shall not:

        (a) wind up, liquidate or dissolve;

        (b) make a general assignment for the benefit of creditors or petition for any relief under any state or federal bankruptcy laws, or take any action for the purpose of effecting any of the foregoing;

        (c) make any redemption, retirement, sinking fund or similar payment, purchase or other acquisition, direct or indirect, of any membership or other equity interest in Seller now or hereafter outstanding; or

        (d) make any distribution, directly or indirectly, on account of any membership or other equity interest in Seller now or hereafter outstanding, except that Seller may distribute up to the following amounts of cash and shares of Common Stock received from Purchaser hereunder:

(i) at or after the Closing, $1,000,000 in cash;

(ii) after the date 180 days after the date of the Closing, $1,000,000 in cash plus 56,250 shares (as adjusted for stock dividends, stock splits and similar events) of Common Stock, less any cash distributed pursuant to clause (i) above; and

(iii) after the date 270 days after the date of the Closing, $1,000,000 in cash plus 140,625 shares (as adjusted for stock dividends, stock splits and similar events) of Common Stock, less any cash and shares distributed pursuant to clauses (i) and (ii) above.

        Notwithstanding the foregoing, Seller shall not take any of the actions set forth in clauses (a) through (d) above even after such 13-month period if claims for indemnification pursuant to Article XII for amounts in excess of $50,000 remain outstanding unless amounts in cash or stock, valued as set forth in Article XII, and sufficient to satisfy such claims if determined adversely to Seller are retained by Seller or deposited in an escrow account until the final determination of such claims.

        5.11 Provision for Creditors. Seller shall take any and all other steps necessary to repay any and all debt or other obligations now or hereafter owing by it and to otherwise adequately provide for all of its creditors and, in addition to the requirements of Section 5.10, shall not liquidate until such adequate provision has been made. If requested by Purchaser, and at Purchaser’s expense, Seller shall maintain its insurance for a period not to exceed 12 months after the Closing and use its best efforts to cause Purchaser to be a named beneficiary of such insurance.

        5.12 Fulfillment of Conditions. Seller will execute and deliver at the Closing each Operative Agreement that Seller is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement.

        5.13 Name Change. Seller shall change its name from a name which does not include the word "Cellgate" or any similar name.

        5.14 Severance Pay. If any amounts are received by Seller from Purchaser in respect of severance pay pursuant to Section 6.03, Seller shall promptly pay such amounts, after provision of withholding and other appropriate adjustments, to the persons entitled to such amounts.

ARTICLE VI

COVENANTS OF PURCHASER

        Purchaser covenants and agrees with Seller that, at all times from and after the date hereof, Purchaser will comply with all covenants and provisions of this Article VI, except to the extent Seller may otherwise consent in writing.

        6.01 Regulatory and Other Approvals. Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Section 4.05 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Seller in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

        6.02 Fulfillment of Conditions. Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement.

        6.03 Severance Pay. Purchaser shall pay to Seller the amount of severance pay set forth on Section 6.03 of the Disclosure Schedule as to any of the persons set forth thereon who has not become employed by Purchaser or one of Purchaser’s subsidiaries. Such payments shall be made by Purchaser within 10 days after Purchaser has received written evidence, satisfactory to it, that Seller has terminated the person to whom such severance pay is owed. In addition, Purchaser will provide Seller within 10 days after the Closing written evidence, reasonably satisfactory to Seller, that former employees of Seller which are employed by Purchaser, have waived any claims to severance pay against Seller, provided that if any such severance pay obligation, Purchaser shall continue to be responsible for it.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF PURCHASER

        The obligations of Purchaser hereunder to purchase the Assets and to assume and pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

        7.01 Representations and Warranties. The representations and warranties made by Seller in this Agreement, taken as a whole, shall be true and correct, in all respects material to the validity and enforceability of this Agreement and the Operative Agreements and to the Condition of the Business, on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date. Seller shall have delivered to Purchaser a certificate signed by the President of Seller dated as of the Closing Date certifying that this condition has been fully satisfied. Such certificate shall be deemed a representation and warranty of Seller hereunder.

        7.02 Performance. Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

        7.03 Officers’ Certificates. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of Seller, substantially in the form and to the effect of Exhibit D hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Seller, substantially in the form and to the effect of Exhibit E hereto.

        7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

        7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

        7.06 Third Party Consents. All consents (or in lieu thereof waivers) necessary to permit Seller to validly transfer and assign all Business Contracts and Business Licenses including, without limitation, the AT&T License Agreements, to Purchaser shall have been obtained and shall be in full force and effect.

        7.07 Opinion of Counsel. Purchaser shall have received the opinion of Bryan Cave, LLP, counsel to Seller, dated the Closing Date, substantially in the form and to the effect of Exhibit F hereto, and to such further effect as Purchaser may reasonably request.

        7.08 Deliveries. Seller shall have delivered to Purchaser the General Assignment and the other Assignment Instruments.

        7.09 Audit. Consents necessary to include Seller’s audited financial statements in Purchasers filings under the Exchange Act and the Securities Act shall have been obtained.

        7.10 AT&T License Arrangements. The AT&T License Agreements shall have been modified to the satisfaction of Purchaser.

        7.11 Varilease Leasing Arrangements. The Varilease Lease Agreements shall have been modified to the satisfaction of Purchaser.

        7.12 Indebtedness. Seller shall have provided Purchaser with evidence, satisfactory to Purchaser, that any and all outstanding Indebtedness, not expressly assumed by Purchaser hereunder, of Seller has been satisfied in full at or prior to Closing.

        7.13 Name Change. Seller shall have provided Purchaser with evidence that it has changed its name from a name which does not include the word “Cellgate” or any similar name.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER

        The obligations of Seller hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

        8.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

        8.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

        8.03 Officers’ Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of Purchaser, substantially in the form and to the effect of Exhibit G hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit H hereto.

        8.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

        8.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

        8.06 Opinion of Counsel. Seller shall have received the opinion of Mintz Cohn Ferris Glovsky and Popeo, P.C., counsel to Purchaser, dated the Closing Date, substantially in the form and to the effect of Exhibit I hereto, and to such further effect as Seller may reasonably request.

        8.07 Deliveries. Purchaser shall have delivered to Seller (i) the Assumption Agreement and the other Assumption Instruments and (ii) the cash and shares of Common Stock constituting the Purchase Price as provided in Section 1.03(a).

ARTICLE IX

TAX MATTERS AND POST-CLOSING TAXES

        9.01 Allocations. The parties to this Agreement agree to allocate the total consideration hereunder (i.e., the total of the Purchase Price and Assumed Liabilities) and all other capitalized costs among the Assets acquired hereunder for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 9.01. The parties to this Agreement further agree (i) to comply with the provisions of Code Section 1060, (ii) that such allocation shall govern the parties hereto for such purposes and (iii) to jointly complete and separately file IRS Form 8594 (Asset Acquisition Statement Under Section 1060) with their respective federal income tax returns for the current tax year in accordance therewith and in accordance with the Allocation Schedule.

        9.02 Indemnification. Seller shall indemnify and hold harmless Purchaser from and against all Losses incurred by Purchaser and any of its Affiliates resulting from, arising out of or relating to (whether as transferee or otherwise) (i) any Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) imposed upon Seller or its Members (including any Taxes arising out of this transaction) and (ii) without duplication of items covered in clause (i), any breach of the representations and warranties in Section 3.09. This indemnity obligation as to any Tax shall survive until thirty (30) days after the expiration of the statute of limitation for that Tax and shall not be limited or restricted by any provision of Section 12.01.

        9.03 Contests. In the event Seller or Purchaser receives notice of any Tax examinations, claims, adjustments or related matters that may affect Tax liabilities of any other party hereto, the relevant party shall notify the other party in writing of such notice within ten (10) days of the receipt by the relevant party of such notice. Seller shall be entitled at its sole expense to handle, control and compromise or settle all proceedings for Taxes for which it is required to indemnify Purchaser pursuant to Section 9.01; provided, however, Purchaser may at its expense participate (but not control) in any proceeding if Purchaser reasonably believes that Purchaser shall be affected by the results of the proceeding.

        9.04 Cooperation. Purchaser and Seller and their Affiliates shall cooperate with each other in the preparation of all Tax Returns and in the conduct of all Tax proceedings and shall make available to each other records and other information in their possession that are reasonably relevant to such preparation and proceedings and shall furnish each other with reasonable access to the auditors of Seller and Purchaser.

ARTICLE X

EMPLOYEE MATTERS

        10.01 Employment and Employee Benefits.

        (a) Nothing contained herein or in any of the Operative Agreements shall be construed as an agreement for, or guarantee of, continued employment or an offer of employment to any Employees of Seller. Purchaser may not solicit or hire any employee of Seller until the earlier of the Closing or the expiration of one year following the termination of this Agreement. Seller may not solicit or hire any employee of Purchaser until the expiration of one year following the date of this Agreement.

        (b) Nothing contained herein or in any of the Operative Agreements shall be construed as an agreement for or guarantee of the provisions of any employee benefits or the continuation of any Benefit Plans.

ARTICLE XI

SURVIVAL; NO OTHER REPRESENTATIONS

        11.01 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Seller and Purchaser contained in this Agreement will survive for a period of 12 months after the Closing and the covenants and agreements of Seller and Purchaser contained in this Agreement will, except as otherwise expressly provided herein, survive indefinitely.

ARTICLE XII

INDEMNIFICATION

        12.01 Indemnification.

        (a) Seller shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement or (ii) a Retained Liability.

        (b) Purchaser shall indemnify Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement or (ii) an Assumed Liability.

        (c) Notwithstanding any provision to the contrary contained in Section 12.01(a), an Indemnified Party shall only be entitled to indemnification for a breach of a representation or warranty made by Seller if Losses with respect to such breach exceed $5,000; provided that the Losses for which an Indemnified Party is not entitled to be indemnified pursuant to the preceding clause shall not exceed in the aggregate $50,000 and, if such breaches in the aggregate exceed $50,000, an Indemnified Party shall be entitled to be indemnified for all Losses related to such breaches, including the initial $50,000.

        (d) Notwithstanding any provision to the contrary contained in Section 12.01(a), a Purchaser Indemnified Party shall be entitled to indemnification (i) for Losses with respect to which a claim for indemnification is asserted by a Purchaser Indemnified Party on or prior to the date 180 days after the date of the Closing, in an amount not to exceed $10,000,000, (ii) for Losses with respect to which a claim for indemnification is asserted by a Purchaser Indemnified Party after the date 180 days after the date of the Closing and on or prior to the date 270 days after the date of the Closing, in an amount not to exceed $9,000,000 less the amount of claims asserted by the Purchaser Indemnified Party pursuant to clause (i) above, and (iii) for Losses with respect to which a claim for indemnification is asserted by a Purchaser Indemnified Party after the date 270 days after the date of the Closing and on or prior to the Anniversary Date, in an amount not to exceed $7,500,000 less the amount of claims asserted the Purchaser Indemnified Party pursuant to clauses (i) and (ii) above. A Purchaser Indemnified Party shall not be entitled to any indemnification for Losses with respect to which a claim of indemnification is asserted after the Anniversary Date. In satisfying any claims asserted by a Purchaser Indemnified Party pursuant to this Article XII, the Seller shall be entitled to return to the Purchaser shares of Common Stock which shall be valued for such purpose at (i) 16.00 per share if the return of such shares in satisfaction of a claim occurs prior to the Anniversary Date and (ii) the lesser of $16.00 per share and the average daily Closing Price utilized in calculating the Adjustment Amount pursuant to Section 1.03(b) above if return of such shares in satisfaction of a claim occurs following the Anniversary Date (the “Indemnity Stock Price”); (in either case, as adjusted for any stock splits, stock dividends or similar events); provided further that in no event shall the Seller be obligated to indemnify a Purchaser Indemnified Party under this Article XII in an amount greater than the sum of (x) $1,000,000 and (y) 562,500 shares (as adjusted for any stock splits, stock dividends or similar events) of Common Stock.

        (e) Except as set forth in Section 13.02 the indemnification provisions set forth in this Section shall provide the exclusive remedy for any misrepresentation, breach of warranty, or non-fulfillment of or failure to perform any covenant in this Agreement.

        12.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 12.01 will be asserted and resolved as follows:

        (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 12.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Purchaser or any Affiliate of Seller or Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 12.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party will defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 12.02(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent will not be unreasonably withheld). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 12.02(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause (ii) below, if an Indemnified Party takes any such action that is materially prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim materially prejudiced by the Indemnified Party’s action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.02(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 12.01 with respect to such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party will defend the Third Party Claim pursuant to Section 12.02(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 12.02(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 12.02(a)(ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.02(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 12.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 12.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of any dispute regarding the liability of the Indemnifying Party for a claim, and, if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 12.02(c).

        (b) In the event any Indemnified Party should have a claim under Section 12.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 12.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such any dispute regarding the liability of the Indemnifying Party for a claim, and, if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 12.02(c).

        (c) Any dispute submitted to arbitration pursuant to this Section 12.02 shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the “Board of Arbitration”) selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. The Board of Arbitration shall meet in New York City, or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Arbitration appointed by such party, provided, however, the expenses and fees of the third member of the Board of Arbitration and any other expenses of the Board of Arbitration not capable of being attributed to any one member shall be divided between the Indemnifying Party and the Indemnified Party in the same proportion as the portion of the related claim determined by the Board of Arbitration to be payable to the Indemnified Party bears to the portion of such claim determined not to be so payable.

        12.03 Set-Off. In addition to any other rights provided for hereunder, Purchaser shall be entitled to set-off the amount of any claim finally determined to be owed to Purchaser under this Section 12 as damages or by way of indemnification against any other amounts, including, without limitation, any Adjustment Amount that may become due under Section 1.03(b), payable by the Purchaser to Seller under this Agreement.

ARTICLE XIII

TERMINATION

        13.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

        (a) at any time before the Closing, by mutual written agreement of Seller and Purchaser;

        (b) at any time before the Closing, by Seller or Purchaser, in the event that any Order or Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, upon notification of the non-terminating party by the terminating party;

        (c) at any time before the Closing, by either party hereto which has not theretofore materially breached this Agreement, in the event that the other party hereto materially breaches any of the terms or provisions of this Agreement and fails to cure such breach within ten (10) days after being notified thereof; or

        (d) at any time after November 14, 2000 by Seller or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

        13.02 Break-Up Fee. In the event of a termination of this Agreement pursuant to Section 13.01(c), the breaching party shall immediately pay to the non-breaching party a break-up fee of $200,000 in cash, plus any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the non-breaching party in connection with the negotiation and preparation of this Agreement, the related due diligence and the transactions contemplated hereby.

        13.03 Effect of Termination. If this Agreement is validly terminated pursuant to Section 13.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates) except that Section 13.02, Section 10.01(a), Section 15.06, and the terms and provisions of the Loan Documents shall survive any such termination.

ARTICLE XIX

DEFINITIONS

        14.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

        “Accounts Receivable” has the meaning ascribed to it in Section 1.01(a)(iii).

        “Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

        “Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

        “Agreement” means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 7.03 and 8.03, as the same shall be amended from time to time.

        “Allocation Schedule” has the meaning ascribed to it in Section 9.01.

        “"Assets” has the meaning ascribed to it in Section 1.01(a).

        “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

        “Assignment Instruments” has the meaning ascribed to it in Section 1.04.

        “Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

        “Assumed Liabilities” has the meaning ascribed to it in Section 1.02.

        “Assumption Agreement” has the meaning ascribed to it in Section 1.04.

        “Assumption Instruments” has the meaning ascribed to it in Section 1.04.

        “AT&T License Agreements” means, collectively, the Member Service Agreement dated December 4, 1998 by and between AT&T Wireless Services, Inc. (“AT&T”) and Seller, the Intellectual Property License Agreement dated December 4, 1998 by and between AT&T and Seller, and the CDPD Value Added Reseller Agreement dated July 19, 1999 by and between AT&T and Seller.

        “AT&T Note” has the meaning ascribed to it in Section 1.02(b).

        “Benefit Plan” means any Plan established by Seller, or any predecessor or Affiliate of Seller, existing at the Closing Date or at any time within the five (5) year period prior thereto, to which Seller contributes or has contributed on behalf of any Employee, former Employee or director, or under which any Employee, former Employee or director of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

        “Board of Arbitration” has the meaning ascribed to it in Section 12.02(c).

        “Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, membership unit certificates and books, membership unit transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

        “Business” has the meaning ascribed to it in the forepart of this Agreement.

        “Business Books and Records” has the meaning ascribed to it in Section 1.01(a)(xi).

        “Business Combination” means with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

        “Business Contracts” has the meaning ascribed to it in Section 1.01(a)(vi).

        “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

        “Business Licenses” has the meaning ascribed to it in Section 1.01(a)(x).

        “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

        “CERCLIS” means the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R.ss.300.5.

        “Claim Notice” means written notification pursuant to Section 12.02(a) of a Third Party Claim as to which indemnity under Section 12.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 12.01 together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

        “Closing” means the closing of the transactions contemplated by Section 1.04.

        “Closing Date” means November 14, 2000 or such other date on which Purchaser and Seller mutually agree in writing to hold the Closing.

        “Closing Price” of the Common Stock on any trading day means the closing price per share of the Common Stock if the Common Stock becomes listed or admitted to trading on a national securities exchange or the NASDAQ National Market, or, if not so listed or traded, the average of the closing bid and asked prices per share of Common Stock as reported on the over-the-counter market on which the Common Stock is traded, on such trading day.

        “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        “Condition of the Business” means the business, financial condition, results of operations and Assets and Properties of the Business.

        “Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, whether oral or written.

        “Control Affiliate” means, with respect to any Person, (i) any Affiliate of such Person that owns at least 51% of the equity interests of such Person or (ii) any Person that owns at least 51% of the equity interests of an Affiliate described in the foregoing clause (i).

        “Defined Benefit Plan” means each Benefit Planwhich is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

        “Disclosure Schedule” means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

        “Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

        “Employee” means each present and former employee, officer or consultant of Seller who was or is engaged in the conduct of the Business.

        “Environmental Law” means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        “ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with Seller (within the meaning of Section 414 of the Code).

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Excluded Assets” has the meaning ascribed to it in Section 1.01(b).

        “Financial Statement Date” means the last day of the most recent fiscal quarter of the Business for which Financial Statements are delivered to Purchaser pursuant to Section 3.06.

        “Financial Statements” means the financial statements delivered to Purchaser pursuant to Section 3.06 or 5.05.

        “GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

        “General Assignment” has the meaning ascribed to it in Section 1.04.

        “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

        “Hazardous Material” means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

        “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

        “Indemnified Party” means any Person claiming indemnification under any provision of Article XII.

        “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article XII.

        “Indemnitor” has the meaning ascribed it in Section 9.02.

        “Indemnity Notice” means written notification pursuant to Section 12.02(b) of a claim for indemnity under Article XII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

        “Indemnity Stock Price” has the meaning ascribed to it in Section 12.01(d).

        “Intangible Personal Property” has the meaning ascribed to it in Section 1.01(a)(viii).

        “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

        “Inventory” has the meaning ascribed to it in Section 1.01(a)(ii).

        “IRS” means the United States Internal Revenue Service.

        “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        “Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

        “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

        “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

        “Loan Documents” shall refer to the Loan Agreement and the Security Agreement, each dated September 28, 2000, by and between the Seller and Purchaser, and the Revolving Promissory Note, dated September 28, 2000, from Purchaser to Seller.

        “Loss” means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

        “Member” means a Person who owns a membership unit or (fraction thereof) of Seller and whose ownership of one or more membership units is reflected in the Seller’s Books and Records.

        “NPL” means the National Priorities List under CERCLA.

        “Operative Agreements” means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments, and any support or other agreements to be entered into in connection with the transaction.

        “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        “Other Assets” has the meaning ascribed to it in Section 1.01(a)(xii).

        “PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

        “Pension Benefit Plan” means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

        “Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (iii) Liens created by the Loan Documents, and (iv) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the Condition of the Business.

        “Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        “Personal Property Leases” has the meaning ascribed to it in Section 1.01(a)(v).

        “Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

        “Prepaid Expenses” has the meaning ascribed to it in Section 1.01(a)(vii).

        “Purchase Price” has the meaning ascribed to it in Section 1.03(a).

        “Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

        “Purchaser Indemnified Parties” means Purchaser and its officers, directors, employees, agents and Affiliates.

        “Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

        “Real Property Leases” has the meaning ascribed to it in Section 1.01(a)(ii).

        “Registrable Securities” has the meaning ascribed to it in Section 2.01(a).

        “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

        “Remaining Shares” shall have the meaning ascribed to it in Section 1.03(b).

        “Representatives” has the meaning ascribed to it in Section 5.02.

        “Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

        “Retained Liabilities” has the meaning ascribed to it in Section 1.02(b).

        “Securities Act” means the Securities Act of 1933, as amended.

        “Security Agreements” means any security arrangements and collateral securing the repayment or other satisfaction of the Accounts Receivable.

        “Seller” has the meaning ascribed to it in the forepart of this Agreement.

        “Seller Indemnified Parties” means Seller and its officers, directors, employees, agents and Affiliates.

        “Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Purchaser as of the date hereof.

        “Series C Subscription Agreement” means the Subscription Agreement dated as of May 31, 2000 by and among Purchaser and the holders of the Series C Preferred Stock.

        “Subject Defined Benefit Plan” means each Defined Benefit Plan listed and described in Section 3.12(a) of the Disclosure Schedule.

        “Tangible Personal Property” has the meaning ascribed to it in Section 1.01(a)(iv).

        “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

        “Taxes” means any federal, state, county, local or foreign taxes (including but not limited to any income, sales, use, excise, bulk sales, ad valorem or transfer tax), charges, fees, levies, other assessments or payroll or withholding taxes or charges imposed by any governmental entity and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

        “Tenant Security Deposits” has the meaning ascribed to it in Section 1.01(a)(x).

        “Third Party Claim” has the meaning ascribed to it in Section 12.02(a).

        “Varilease Lease Agreements” means, collectively, the Master Lease Agreement dated July 28, 1999 by and between Varilease Corporation (“Varilease”) and Seller, the Master Purchase and Lease Agreement dated September 1, 2000 by and between Varilease and Seller, and both Master Purchase and Lease Agreements dated October 1, 2000 by and between Varilease and Seller.

        (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of Seller in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

ARTICLE XV

MISCELLANEOUS

        15.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

        If to Seller, to:

        CellGate Technologies, LLC
        6420 Congress Avenue, Suite 2000
        Boca Raton, FL 33487
        Facsimile No.: 561-999-9905
        Attn: Jeffrey C. Connelly

        with a copy to:

        Bryan Cave LLP
        211 N. Broadway, Suite 3600
        St. Louis, Missouri 63102-2750
        Facsimile No.: 314-259-2020
        Attn: William F. Seabaugh, Esq.

        If to Purchaser, to:

        U.S. Wireless Data, Inc.
        750 Lexington Avenue, 20th floor
        New York, NY 10022
        Facsimile No.: 212-933-3115
        Attn: Peter J. Adamski

        with a copy to:

        Mintz Cohn Ferris Glovsky and Popeo, P.C.
        Chrysler Center
        666 Third Avenue, 25th Floor
        New York, New York 10017
        Facsimile No.: 212-983-3115
        Attn: Kenneth Koch, Esq.

        All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        15.02 Bulk Sales Act. (a) Purchaser may, at its sole discretion, prepare and file a notice under the bulk sales act or comparable statutory provision of each applicable jurisdiction. In the event such a jurisdiction requires that part of the Purchase Price be held in escrow pending its determination pursuant to such act or provision, Purchaser shall arrange for such amount to be so held in escrow, and such amount shall not be paid to Seller, pending such determination. In no event shall the withholding of part of the Purchase Price pursuant to this Section 15.02 affect the obligation of Purchaser and Seller to consummate the transactions contemplated by this Agreement.

        (b) In the event Purchaser elects not to file a notice under the bulk sales act or comparable statutory provision of an applicable jurisdiction, the parties hereby waive compliance with such act or provision. Seller shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of Seller to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

        15.03 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain letter of intent between the parties hereto dated September 13, 2000 and that certain confidentiality agreement between the parties hereto dated June 5, 2000, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

        15.04 Expenses. Except as otherwise expressly provided in this Agreement (including, without limitation, as provided in Sections 13.02 and 13.03), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

        15.05 Public Announcements. Without the prior written consent of the other, neither Purchaser nor Seller will, and Purchaser and Seller will cause their respective Representatives not to, make any release to the press or other public disclosure with respect to the existence or contents of this Agreement or any of the transactions contemplated hereby, except for such public disclosure as may be necessary, in the written opinion of outside counsel, for the party proposing to make the disclosure not to be in violation of or default under any applicable Law, provided that after the Closing the restrictions of this Section 15.05 will not apply to Purchaser. Without limiting the foregoing, Purchaser will obtain Seller’s prior approval of any press release to be issued immediately following the signing of this Agreement announcing such signing and immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement, provided such approval shall not unreasonably be withheld. Seller acknowledges that Purchaser will file a Current Report on Form 8-K describing the proposed transaction and including a copy of this Agreement and the Loan Documents as an exhibit.

        15.06 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided, however, following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Business, the Assets or the Assumed Liabilities furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is providing, financing to such party and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

        15.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        15.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        15.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article XII.

        15.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations to Seller hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        15.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        15.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        15.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

        15.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                                                                             CELLGATE TECHNOLOGIES, LLC

                                                                             BY:
                                                                                     Name:
                                                                                      Title:

                                                                             U.S. WIRELESS DATA, INC.

                                                                             BY:
                                                                                     Name:
                                                                                      Title: